UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported):  November 12, 2003


                            FLEETCLEAN SYSTEMS, INC.
                            ------------------------
             (Exact name of registrant as specified in its charter)


                                      TEXAS
                                      -----
                 (State or other jurisdiction of incorporation)


             000-27467                                     76-0196431
             ---------                                     ----------
     (Commission  File  Number)                         (I.R.S.  Employer
                                                       Identification  No.)


            PO Box 727, Hwy. 834, East, Hardin, Texas 77561
            --------------------------------------------------------
          (Address of principal executive offices, including zip code)


                                 (936) 298-9835
                                 --------------
              (Registrant's telephone number, including area code)


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Item 5.  Other Events and Regulation FD Disclosure.

In a news release dated November 12, 2003, Fleetclean Systems Inc. (the "Company") reported that it contemplates issuing up to 1.5 million shares of Series A Convertible Preferred Stock (the "Preferred Stock") in a private placement to accredited investors. The Company expects the Preferred Stock to have a sale price of $1.00 per share. The Company expects the Preferred Stock to carry an interest rate of 8.25%, payable annually in cash. If the private placement of such Preferred Stock is consummated in full, such Preferred Stock would convert into approximately 48% of the Company's Common Stock on a fully diluted basis. The Preferred Stock is expected to have certain preferential rights and conditions in addition to the annual dividend. The conversion and anti-dilution provisions of the Preferred Stock will not be tied to the publicly quoted price for the Company's Common Stock. The purpose of such private placement is to raise funds for general corporate purposes, including debt reduction, business development, marketing, sales infrastructure and working capital. The foregoing summary of the proposed basic terms of the Preferred Stock and contemplated use of proceeds thereof remains subject to change by the Board of Directors of the Company without further notice. The closing of the prospective private offering of Preferred Stock will be subject to certain conditions and there can be no assurance that such closing will occur.

The foregoing disclosure is provided for informational purposes only and does not constitute an offer to sell or a solicitation of any offer to buy the Preferred Stock or any other security of the Company.

The news release is attached as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits

Exhibit  99.1  News  release  dated  November  12,  2003.


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                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              FLEETCLEAN  SYSTEMS,  INC.



                              By:  /s/  Kenneth  A.  Phillips
                                 --------------------------------------
                                 Kenneth  A.  Phillips
                                 President


DATE:  November 12, 2003


                                  Exhibit Index
                                  -------------

     Exhibit  Number          Exhibit  Description
     ---------------          --------------------

     Exhibit  99.1            News  release  dated  November  12,  2003.


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